Exhibit 10.2

Promissory Note

$115,010.00	Promissory Note Date: August 9, 2011
Date of Advance:________________ (to be inserted by Lender)

          FOR VALUE RECEIVED, INDUSTRIAL SERVICES OF AMERICA, INC., a corporation organized under the laws of the State of Kentucky and having a principal place of business at 7100 Grade Lane, Louisville, Kentucky 40232 (“Borrower”) hereby promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation, for itself and as agent for any affiliate of Fifth Third Bancorp(together with its successors and assigns, the “Lender”) the principal amount of One Hundred Fifteen Thousand Ten and 00/100 Dollars ($115,010.00), with interest at the Interest Rate (as defined below) and all other Obligations on or before August 12, 2015 (“Maturity Date”) pursuant to the Loan Agreement (as defined below).

          Lender and Borrower have entered into that certain Loan and Security Agreement dated as of August 9, 2011 (the “Loan Agreement”), pursuant to which Lender has agreed to make the Loan to Borrower. The Obligations of Borrower are secured by the Collateral as provided in the Loan Agreement and this Note shall be subject to the terms and conditions of the Loan Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning attributed thereto in the Loan Agreement. This Note relates to the Equipment described on Schedule A hereto.

          Borrower agrees that Lender may insert the date(s) of “Advance” (above) after Borrower executes this Promissory Note as the date(s) on which the proceeds of this Note are disbursed by Lender.

          As used herein, “Interest Rate” shall mean the percentage per annum equal to five and 95/100 percent (5.95%); provided, however, that (A) such Interest Rate is based on an interest rate swap rate for a term approximating the weighted average life of this Note as quoted in the Bloomberg SWAP Rate report as of the date of this Note and (B) such Interest Rate may be adjusted by Lender based upon a corresponding increase in the interest rate swap rate quoted in such Release as in effect on the date of the Advance. Lender will provide Borrower with written notice of any such adjustment. Interest shall be computed on the basis of a year of 360 days consisting of twelve 30-day months, and shall accrue on the outstanding principal amount hereunder from and including the date each Advance is made to but excluding the date the entire principal amount hereunder is paid in full.

          Lender may charge, and Borrower agrees to pay on the Advance date, a note processing fee in the amount of $400.00. Lender may deduct the amount of the note processing fee from the proceeds of this Note or debit any deposit account of Borrower with Lender to collect the note processing fee.

          Except as otherwise provided in the Loan Agreement, principal and interest due hereunder shall be payable as follows:

          Principal and interest shall be payable in 48 equal monthly installments, each on the 12th day of each calendar month, in the amount of $2,698.38 commencing on the 12th day of September, 2011, with the entire unpaid principal amount hereof, together with all accrued and unpaid interest, charges, fees or other Advances, if any, due on the Maturity Date. Interest that accrues from the date of each Advance through but not including the above payment commencement date shall be payable in arrears on the first day of the calendar month following the date of Advance.

          Borrower may prepay this Note only (1) pursuant to Section 8 of the Loan Agreement following the occurrence of an Event of Loss; or (2) from and after the first (1st) anniversary of the date the Loan is made hereunder, Borrower may prepay, in whole but not in part, the principal outstanding hereunder by paying to Lender such outstanding principal, together with all accrued and unpaid interest thereon at the Interest Rate and other Obligations, plus, as liquidated damages for the cost of making funds available to Borrower hereunder and not as a penalty, a prepayment premium equal to five and 0/100ths percent (5%) of such outstanding principal.

          The first anniversary date occurs on the date which is twelve (12) months from the date of the Advance.

          Upon the occurrence of an Event of Default, Lender shall have all the rights and remedies specified in the Loan Agreement.

          Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.

          This Note shall be governed by and construed in accordance with the laws of the State of Ohio. Any judicial proceeding arising out of or relating to this Note may be brought in any court of competent jurisdiction in Hamilton County, Ohio and each of the parties hereto (i) accepts the nonexclusive jurisdiction of such courts and any related appellate court and agrees to be bound by any judgment rendered by any such court in connection with any such proceeding and (ii) waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such court or that such court is an inconvenient forum. EACH OF THE BORROWER AND LENDER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

          All notices delivered hereunder shall be made and delivered in accordance with the terms of the Loan Agreement.

          Borrower acknowledges and agrees that time is of the essence with respect to its performance under this Note. Any failure of Lender to require strict performance by Borrower or any waiver by Lender of any provision herein shall not be construed as a consent or waiver of any provision of this Note. This Note shall be binding upon, and inure to the benefit of, the parties hereto, their permitted successors and assigns; provided, however that Borrower may not assign or transfer any of its rights, interest or obligations hereunder without the prior written consent of Lender.

          Notwithstanding any provision to the contrary in this Note, in no event shall the interest rate charged on this Note exceed the maximum rate of interest permitted under applicable state and/or federal usury law. Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lender under this Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

          Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Captions are intended for convenience or reference only, and shall not be construed to define, limit or describe the scope or intent of any provisions hereof.

                    IN WITNESS WHEREOF, the Borrower has executed this Note as of the 9th day of August, 2011.

BORROWER:
INDUSTRIAL SERVICES OF AMERICA, INC.

By:	/s/ Alan Schroering

Name:	Alan Schroering
Title:	Chief Financial Officer

SCHEDULE A
TO
PROMISSORY NOTE DATED AUGUST 9, 2011

DESCRIPTION OF EQUIPMENT

Manuf. and/or Vendor Name & Invoice No.	Description of Equipment	Quantity	Per Item Cost (If applicable)	Sales Tax, Delivery, Installation & Other Charges	Invoice Total

Rudd Equipment UC00171	Volvo wheel loader, model L70F, serial number L070FV62374	1	$108,500.00	$6,510.00	$115,010.00

Total:					$115,010.00